Exhibit 99.3

AMENDMENT TO UNIT PURCHASE OPTION

OF

SHANGHAI CENTURY ACQUISITION CORPORATION

THIS AMENDMENT TO UNIT PURCHASE OPTION (this “Amendment”) is made and entered into this 20th day of July, 2006, between Shanghai Century Acquisition Corporation, a corporation organized under the laws of the Cayman Islands (the “Company”) and I-Bankers Securities Incorporated (the “Representative”), effective as of April 28, 2006.

RECITALS:

A. The Company has previously issued a Unit Purchase Option (the “UPO”), dated April 28, 2006, to I-Bankers Securities Incorporated (“Holder”) for the purchase of 525,000 units, each unit (“Unit”) consisting of one ordinary share of the Company, par value $0.0005 per share (the “Ordinary Shares”), and a warrant to purchase one Ordinary Share; and

B. The Company and the Representative desire to enter into this Amendment pursuant to Section 9(a) of the UPO.

NOW, THEREFORE, in consideration of the premises and covenants contained herein, the parties agree as follows:

AGREEMENT:

1. Certain Terms. All capitalized terms used herein without definition shall have the meanings assigned thereto in the UPO. All references to the Agreement shall refer to the UPO as hereby amended.

2. Amendment to Section 2 of the Agreement. Section 2 of the Agreement is hereby amended to add subsection (d) in its entirety as follows:

(d)	“Notwithstanding anything to the contrary contained in this Unit Purchase Option, but subject to the Company satisfying its best efforts obligations under Section 5.4(a)(i), in no event will the Company be required to net cash settle the exercise of the Unit Purchase Option or the Warrants underlying the Unit Purchase Option. The holder of the Unit Purchase Option and the Warrants underlying the Unit Purchase Option will not be entitled to exercise the Unit Purchase Option or the Warrants underlying such Unit Purchase Option unless a registration statement is effective, or an exemption from the registration requirements is available at such time and, if the holder is not able to exercise the Unit Purchase Option or underlying Warrants, the Unit Purchase Option and/or the underlying Warrants, as applicable, will expire worthless.”

3. No Other Amendment. Except as specifically amended pursuant to this Amendment, the Agreement remains in full force and effect in accordance with its terms.

4. Governing Law. This Amendment shall be governed by and construed under the laws of the State of New York.

5. Facsimile. A telecopied facsimile of a duly executed counterpart of this Amendment shall be sufficient evidence of the binding agreement of the Company to the terms herein, and delivery of this Amendment shall be deemed to occur upon transmission of a facsimile of a fully executed counterpart of this Amendment to the intended recipient.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Representative have caused this Agreement to be executed on the day and year first above written.

“COMPANY”	SHANGHAI CENTURY ACQUISITION CORPORATION

	By:	/s/ Franklin D. Chu
	Name:	Franklin D. Chu
	Title:	Co-Chief Executive Officer

“REPRESENTATIVE”	I-BANKERS SECURITIES INCORPORATED

	By:	/s/ Shelley Gluck
	Name:	Shelley Gluck
	Tide:	President

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